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September 10, 2003                                      FOR IMMEDIATE RELEASE

Contacts:

Richard F. Bonini                                       Mario S. Levis
Senior Executive Vice President                         Senior Executive Vice
and Chief Financial Officer                             President and Treasurer
Tel: (212) 329-3728                                     Tel: (787) 474-6709


       DORAL FINANCIAL ADDRESSES INVESTOR CONCERNS REGARDING THE RECENT
         ANNOUNCEMENT BY SEVERAL LARGE U.S. MORTGAGE LENDERS REGARDING
                 SIGNIFICANT DECREASES IN MORTGAGE PRODUCTION

         San Juan, Puerto Rico, September 10, 2003 - Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE: DRL), stated that contrary to recent announcements by several large U.S. mortgage lenders, the Company was not experiencing a drop in mortgage production.

         As previously explained in the Company's August 1, 2003 press release, the recent increases in mortgage rates had not had the same adverse impact on mortgage production in Puerto Rico as in the mainland United States. This was due in large part because refinancing loans in Puerto Rico tend to be driven more by debt consolidation considerations rather than interest rate savings. In addition, the demand for new housing in Puerto Rico remained strong. As in July, mortgage loan production for August and the beginning of September continued strong. Mr. Levis stated that, in the absence of sharp unexpected increases in mortgage rates, he anticipated that mortgage production for the quarter would surpass prior record levels.


FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning Doral Financial's economic future performance. The word "expect", "anticipate", "should" and similar expressions are meant to identify "forward-looking


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statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities, competitive and regulatory factors and legislative changes, could affect the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.